FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on February 24, 2022 (the “Amendment Effective Date”) by and among Shift Technologies, Inc. (f/k/a Insurance Acquisition Corp.) (the “Company”), Shift Platform, Inc. (f/k/a Shift Technologies, Inc.) (“Shift”) and George Arison (the “Executive”), collectively referred to herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement dated as of October 13, 2020 (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company, Shift and the Executive, intending to be legally bound, hereby agree as follows:

1.Amendment to Severance Term. Sections 8(c) and 8(d) of the Employment Agreement are, as of the Amendment Effective Date, hereby deleted and replaced in their entirety with the following new Section 8(c):

“(c) Notwithstanding the provisions of Section 8(b), upon termination under Section 8(a) above, subject to the Release Requirement, and so long as the Executive continues to comply with the provisions of Section 16 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i)Continuation of the Executive’s Base Salary for eighteen (18) months (the “Severance Term”), at the rate in effect for the year in which the Executive’s date of termination occurs (but no less than the amount scheduled to be in effect when a payment is made pursuant to Section 2), which amount shall be paid in regular payroll installments over the applicable period following the Executive’s termination date;

(ii)A prorated Annual Bonus for the year in which the Executive’s termination of employment occurs, which shall be determined by multiplying the Executive’s Annual Bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled, by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year in which the termination date occurs and the denominator of which is 365. The prorated Annual Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than March 15 of the fiscal year following the fiscal year for which it was earned;

(iii)Any unpaid Carve-Out Payments, paid at the time set forth in Section 3(b);

(iv)The vesting of all then-outstanding Legacy Equity Awards. For the avoidance of doubt, such vesting shall be delayed to account for the Release Requirement and during such delay, such Legacy Equity Awards shall not be cancelled pending the fulfillment of the Release Requirement; and

(v)If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for eighteen (18) months; provided that the Executive shall pay an amount equal to the amount active employees pay for such coverage as of the date of the Executive’s termination (the “Monthly COBRA Costs”) and the period of COBRA health care continuation coverage provided under section 4980B of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (the “Code”) shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this Section 8(c)(v) shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of the Executive’s subsequent or other employment. If the payment by the Company of any portion of the COBRA premium would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company-paid portion of the premium will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. The foregoing determination will be made by the Company in its sole discretion.”

2.Amendment to Section 280G Provision. Section 13(b) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(b) Application of Section 280G. If a determination is made that any of the payments and/or benefits received or to be received by the Executive in connection with a Change of Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise, constitute “parachute payments” within the meaning of Code Section 280G (collectively, “280 Payments”) and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then such payments to Executive under this Section 13(b) shall be equal to either (i) the largest portion of the 280G Payments that would still result in no portion of the 280G Payments being subject to the Excise Tax (the “Reduced Payment”) or (ii) the total 280G Payments, whichever ((i) or (ii)) is determined will result in the Executive's receipt, on an after-tax basis, of the greater after tax payment. The Excise Tax calculation shall be based on a reasonable determination with respect to the value, if any, which can be assigned to any restrictive covenants in effect for the Executive, and the Reduced Payment shall be determined so that the economic loss to the Executive as a result of the reduction shall be minimized to the extent permissible under Code Sections 280G and 409A. Finally, all determinations to be made under this Section 13(b) shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change of Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10)

days of the Change of Control. Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section 13(b) shall be borne solely by the Company.”

3.Amendment to Cause Definition. Section 14(a) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive has been convicted or entered a plea of guilty or nolo contendere in a federal or state court of a crime classified as a felony or a crime involving moral turpitude; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of any Company Entity which alone or together with related actions or inactions involve assets of more than a de minimis amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to the Executive's office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Company Entities, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of the Executive (or the Executive’s relatives or other similar close relations, as applicable) to the detriment of any Company Entity; (iii) the Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, the Executive's job duties and the failure was not cured within 30 days after written notice from the Company; (iv) breach by the Executive of any material provision of this Agreement; (v) material violation of any Company policy or code, or term of any agreement between the Executive and the Company; or (vi) substantial or habitual abuse of alcohol and/or drugs, including prescription medication or similar substances that impair the Executive’s job performance. Any termination of the Executive's employment by the Company for Cause shall be communicated by written notice from the Company to the Executive, which notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision (the “Notice of Termination”). The Executive shall not be deemed to have been terminated for Cause unless and until (x) the Executive receives a Notice of Termination from the Company; (y) the Executive is given the opportunity to be heard before the Board; and (z) the Board finds in its good faith opinion, the Executive engaged in the conduct set forth in the Notice of Termination. The Board may retroactively deem a termination of the Executive’s employment to have been for “Cause” if circumstances constituting “Cause” existed prior to the Executive’s date of termination, but become known to the Board after the date of termination.”

4.Amendment to the Good Reason Definition. Section 14(d) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(d) Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the Term: (i) the Executive’s duties and responsibilities as set forth in Section 1 hereof are materially reduced; (ii) the Company shall require that the Executive’s primary location of employment be more than 50 miles from the location of the Company’s principal offices as of the date of this Agreement; (iii) a reduction in the Executive’s Base Salary as provided in Section 2 hereof; or (iv) a breach by the Company of any material provision of this Agreement. The Executive must provide the Company with a Notice of Termination no later than 60 calendar days after the Executive knows or should have known that an event constituting Good Reason has occurred. Following delivery of the Executive’s Notice of Termination, the Company shall have 30 calendar days to rectify the circumstances causing Good Reason. If the Company fails to rectify the events causing Good Reason within said 30 day period, or if the Company delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 60 day period after delivery of the Executive’s Notice of Termination (or, if earlier, upon receipt of a written notice stating that the circumstances cannot or shall not be rectified). Should the Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as the Executive has provided Notice of Termination within the Term.”

5.Amendment to Non-Solicitation Restricted Period. Section 16(a) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(a) Non-Solicitation. In consideration of the promises contained herein and the consideration to be received by the Executive hereunder (including, without limitation, the potential compensation described in Sections 8, 9, 11 and 13, if any), without the prior written consent of the Company, during the Term (and except for the benefit of the Company Entities) and for a period of eighteen (18) months immediately following the Executive’s separation from the Company, however caused, the Executive shall not, directly or indirectly, either for or on behalf of himself or any other person or entity, solicit or induce or attempt to solicit or induce any employee, consultant or independent contractor of any Company Entity, to discontinue employment or engagement with such Company Entity; or otherwise interfere or attempt to interfere with the relationships between the any Company Entity, and their employees, consultants, or independent contractors. This provision does not apply to any employee or contractor who responds to a general advertisement not targeted at any specific employees or contractors of any Company Entity or to any employee or contractor who independently seeks employment with the Executive’s subsequent employer through no solicitation or contact by the Executive.”

6.Amendment to Board Resignation Provision. Section 17(f)(ii) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(ii) If the Executive’s employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company Entities, and any other entities for which the Executive serves as a representative of the Company and any committees thereof; provided, however, that the Executive shall not be required to resign from the Board or as Chairman of the Board upon such termination unless the Executive’s employment with the Company is terminated for Cause.”

7.Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be executed and delivered by facsimile.

8.Conflicts. To the extent that terms of this Amendment are inconsistent with the terms of the Employment Agreement, this Amendment shall control.

9.Ratification of Employment Agreement. Except as set forth herein, the terms and conditions of the Employment Agreement shall continue in full force and effect.

10.Other Miscellaneous Terms. The provisions of Section 17 of the Employment Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date and year first above written.

SHIFT TECHNOLOGIES, INC.
By:	/s/ Oded Shein
Name:	Oded Shein
Title:	Chief Financial Officer
SHIFT PLATFORM, INC.
By:	/s/ Oded Shein
Name:	Oded Shein
Title:	Chief Financial Officer
EXECUTIVE
By:	/s/ George Arison
Name:	George Arison

[Signature Page to Employment Agreement Amendment]